(d)(2)(A)(iii)

FIRST AMENDMENT TO AMENDED AND RESTATED PORTFOLIO MANAGEMENT AGREEMENT

ING INVESTORS TRUST

This First Amendment, effective as of May 1, 2011, amends the Portfolio Management Agreement (the “Agreement”) effective as of October 24, 1997 and amended and restated January 21, 2011, as amended, among ING Investors Trust, a Massachusetts business trust, Directed Services LLC, a Delaware limited liability company (the “Manager”), and T. Rowe Price Associates, Inc., a Maryland corporation (the “Portfolio Manager”).

WITNESSETH

WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of May 1, 2011.

NOW, THEREFORE, the parties agree as follows:

1.	The Schedule B of the Agreement is hereby deleted and replaced with the Amended Schedule B attached hereto.

2.	Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to them in the Agreement.

3.	In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

ING INVESTORS TRUST

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

DIRECTED SERVICES LLC

By:	/s/ Todd Modic
Todd Modic
Vice President

T. ROWE PRICE ASSOCIATES, INC.

By:	/s/ Fran Pollack-Matz
Fran Pollack-Matz
Vice President